Contact:	Joyce Thomas
Caesars Acquisition Company
(702) 880-4707

Caesars Acquisition Company Reports Fourth Quarter and Full-Year 2014 Results

LAS VEGAS, March 2, 2015 - Caesars Acquisition Company (NASDAQ: CACQ) today reported the following results for Caesars Growth Partners, LLC ("CGP LLC") for the fourth quarter and full-year 2014. Caesars Acquisition Company ("CAC") was formed to make an investment in CGP LLC, owns 100% of the voting membership units and accounts for its investment under the equity method.

Fourth Quarter 2014 Highlights

•	Generated strong results in the Interactive Entertainment business unit with net revenues and Adjusted EBITDA up 63.6% and 87.1% year over year, respectively

•
Recorded consistent growth in the Casino Properties and Development business unit with revenues up 40.1% year over year, primarily from the openings of The Cromwell in Q2 2014 and Horseshoe Baltimore in Q3 2014

•	Commenced operations for The LINQ Hotel & Casino post completion of Phase 1 of the renovations
Full-Year 2014 Highlights

•	Posted a record year in the Interactive Entertainment business unit with net revenues and Adjusted EBITDA up 85.3% and 81.5% year over year, respectively

•	Delivered impressive growth in the Casino Properties and Development business unit with revenues and Adjusted EBITDA up 23.3% and 4.4% year over year, respectively

•	Closed on the acquisition of Pacific Interactive, creator of House of Fun Slots, CIE’s fourth social game acquisition over a four year period

•	Successfully opened The Cromwell in Q2 2014 and Horseshoe Baltimore in Q3 2014
Operating Results of CGP LLC and Predecessor Growth Partners
The consolidated financial information for the periods subsequent to October 21, 2013 reflects the impacts of the October 21, 2013 formation transaction, including the recording of non-controlling interest and the determination of taxes in accordance with the LLC structure of CGP LLC. Financial information for the period through October 21, 2013 referred to herein as Predecessor Growth Partners, presents the combination of those assets and entities that were purchased by or contributed to CGP LLC with financial information derived from the historical accounting records and consolidated financial statements of Caesars Entertainment Corporation ("Caesars Entertainment").

In May 2014, subsidiaries of CGP LLC acquired Bally’s Las Vegas, The Cromwell, The LINQ Hotel & Casino and Harrah’s New Orleans from subsidiaries of Caesars Entertainment Operating Company, Inc. ("CEOC"). Because these acquisitions were accounted for as transactions among entities under common control, the financial information herein includes the financial results for these properties as if those businesses were combined into the CGP LLC and Predecessor Growth Partners reporting entities for all periods presented. Therefore, the financial information contained herein provides comparable results for all periods presented.

	Quarter			Year
(In millions)	Three Months Ended December 31, 2014	October 22, 2013 through December 31, 2013	October 1, 2013 through October 21, 2013	Year Ended December 31, 2014	October 22, 2013 through December 31, 2013	January 1, 2013 through October 21, 2013
Interactive entertainment net revenues	$156.4	$74.0	$21.6	$586.8	$74.0	$242.6
Casino properties and developments net revenues	370.5	203.2	61.3	1,280.8	203.2	835.6
Total net revenues	526.9	277.2	82.9	1,867.6	277.2	1,078.2
Income/(loss) from operations	(199.1)	(135.8)	12.3	(108.0)	(135.8)	112.5
Net income/(loss) from continuing operations	(265.2)	(124.3)	5.6	(197.6)	(124.3)	121.8
Net loss from discontinued operations	—	(0.4)	—	(15.6)	(0.4)	—
Adjusted EBITDA (1)	103.4	64.0	21.1	416.2	64.0	275.1
________________________________________

(1)
Adjusted Earnings before Interest Income/Expense, Income Taxes, Depreciation and Amortization ("EBITDA") is a non-GAAP financial measure that is reconciled to its most comparable GAAP measure later in this release. Adjusted EBITDA is included because management believes that Adjusted EBITDA provides investors with additional information that allows a better understanding of the results of operational activities separate from the financial impact of capital investment decisions made for the long-term benefit of CGP LLC and Predecessor Growth Partners.

Management Commentary
“Caesars Growth Partners, LLC reported solid quarter and full-year results driven by growth in both of our business units,” said Mitch Garber, chief executive officer of Caesars Acquisition Company. “Our Interactive Entertainment business continues to yield remarkable results, primarily from our leading social and mobile games business. During the fourth quarter, we completed the first phase of renovations at The LINQ Hotel & Casino. We are excited about the transformation of this asset and the successful opening of The Cromwell and Horseshoe Baltimore. We remain encouraged by the performance of the assets this year and will continue to focus on these businesses to deliver operating growth.”
Financial Results
Fourth Quarter 2014 results compared with Fourth Quarter 2013
Net revenues for the fourth quarter of 2014 increased by $166.8 million, or 46.3%, compared with same period in 2013, driven by strong performance in both business units, including organic growth at Caesars Interactive Entertainment ("Interactive Entertainment" or "CIE") and its first quarter 2014 acquisition of Pacific Interactive, the opening of The Cromwell in May 2014 and the opening of Horseshoe Baltimore in August 2014.
Loss from operations for the fourth quarter of 2014 was $199.1 million as compared to $123.5 million for the same period in 2013. The increase in loss from operations is primarily attributable to an impairment of goodwill for Bally's Las Vegas partially offset by a decrease in the fair value of contingently issuable non-voting membership units.
Adjusted EBITDA increased by $18.3 million, or 21.5%, in the fourth quarter of 2014 as compared with the fourth quarter of 2013, primarily driven by the income impact of increased revenues.
Year ended December 31, 2014 results compared with December 31, 2013
Net revenues for 2014 increased by $512.2 million, or 37.8%, compared with 2013, driven by strong performance in both business units, including organic growth at Interactive Entertainment and its first quarter 2014 acquisition of Pacific Interactive, the opening of The Cromwell in May 2014 and the opening of Horseshoe Baltimore in August 2014.
Loss from operations for 2014 was $108.0 million as compared to $23.3 million in 2013. The increase in loss from operations is primarily attributable to an impairment of goodwill for Bally's Las Vegas partially offset by a decrease in the fair value of contingently issuable non-voting membership units.
Adjusted EBITDA increased by $77.1 million, or 22.7%, in 2014 as compared with 2013, primarily driven by the income impact of increased revenues.

Business Units Operating Results
Interactive Entertainment

	Quarter			Year
(In millions)	Three Months Ended December 31, 2014	October 22, 2013 through December 31, 2013	October 1, 2013 through October 21, 2013	Year Ended December 31, 2014	October 22, 2013 through December 31, 2013	January 1, 2013 through October 21, 2013
Net revenues	$156.4	$74.0	$21.6	$586.8	$74.0	$242.6
Income/(loss) from operations	0.3	(5.7)	3.1	21.3	(5.7)	(1.3)
Net loss from continuing operations	(18.7)	(8.8)	(1.7)	(20.9)	(8.8)	(0.4)
Net loss from discontinued operations	—	(0.4)	—	(15.6)	(0.4)	—
Adjusted EBITDA(1)	47.9	19.1	6.5	177.0	19.1	78.4

________________________________________

(1)	See Reconciliation of Net Income/(Loss) from Continuing Operations to Adjusted EBITDA.

Fourth Quarter 2014 results compared with Fourth Quarter 2013
 Interactive Entertainment net revenues increased by $60.8 million, or 63.6%, in the fourth quarter of 2014 as compared to the same period in 2013 as a result of the first quarter 2014 acquisition of Pacific Interactive, organic growth in the social and mobile games business and the full-year impact of online real money gaming in Nevada and New Jersey. Income from operations for the fourth quarter of 2014 was $0.3 million, compared with loss from operations of $2.6 million for the same period in 2013. Adjusted EBITDA increased by $22.3 million, or 87.1%, in the fourth quarter of 2014 as compared with the fourth quarter of 2013, driven by the income impact of increased social and mobile games revenues, partially offset by foreign currency transaction losses of $2.8 million.

Year ended December 31, 2014 results compared with December 31, 2013
 Interactive Entertainment net revenues increased by $270.2 million, or 85.3%, in 2014 as compared to 2013 as a result of the first quarter 2014 acquisition of Pacific Interactive, organic growth in the social and mobile games business, and improved monetization and Average Revenue per User. Income from operations for 2014 was $21.3 million, compared with loss in operations of $7.0 million for the same period in 2013. Net loss from discontinued operations was $15.6 million in 2014 compared to $0.4 million in 2013, as CIE decided, effective August 2014, it would suspend operations of a studio in Minsk, Belarus, which was subsequently disposed of in the fourth quarter of 2014. Adjusted EBITDA increased by $79.5 million, or 81.5%, in 2014 as compared with 2013, driven by the income impact of increased revenues, partially offset by increases in marketing expenses associated with online real money gaming, operating expenses due to the business growth of social and mobile games and foreign currency transaction losses of $5.4 million.
Performance Metrics - Interactive Entertainment
The tables below show the results of CIE's business based upon our financial metrics for the periods indicated.

	For the Three Months Ended
	Dec. 31,	Sept. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sept. 30,	Jun. 30,	Mar. 31,
(In millions)	2014	2014	2014(1)	2014(1)	2013(1) (2)	2013	2013	2013
Revenues
Social and mobile games	$147.7	$151.3	$134.4	$115.7	$90.7	$74.7	$70.7	$66.6
WSOP and online real money gaming	8.7	10.3	10.2	8.5	4.9	4.2	3.3	1.5
Total	$156.4	$161.6	$144.6	$124.2	$95.6	$78.9	$74.0	$68.1

Adjusted EBITDA	$47.9	$53.4	$44.6	$31.1	$25.6	$30.6	$20.1	$21.2
________________________________________

(1)	Adjusted EBITDA has been recasted to reflect discontinued operations related to CIE.

(2)	Presents the aggregate of Predecessor Growth Partners for the period from October 1 through October 21, 2013, and CGP LLC for the period from October 22 through December 31, 2013.

The table below shows the results of CIE's social and mobile games business using operating metrics for the periods indicated. User statistics are presented in thousands of users and average revenues per user is presented in dollars.

	Dec. 31, 2014	Sept. 30, 2014	Jun. 30, 2014	Mar. 31, 2014(1)	Dec. 31, 2013(2)	Sept. 30, 2013	Jun. 30, 2013	Mar. 31, 2013
Average Daily Active Users(3)	5,706	5,640	5,681	5,704	4,639	4,803	4,952	5,259
Average Monthly Active Users(3)	17,863	17,767	18,575	19,597	15,914	16,354	16,962	17,695
Average Monthly Unique Users(3)	16,508	16,472	16,794	17,370	13,908	14,615	14,941	16,052
Average Monthly Unique Payers(3)	657	595	539	511	322	293	279	292
Average Revenue Per User	$0.28	$0.29	$0.26	$0.24	$0.21	$0.17	$0.16	$0.14
________________________________________

(1)	Operating metrics include numbers from Pacific Interactive only after its February 2014 acquisition by CIE.

(2)	Presents the aggregate of Predecessor Growth Partners for the period from October 1 through October 21, 2013, and CGP LLC for the period from October 22 through December 31, 2013.

(3)
CIE systems cannot always distinguish unique individuals playing games in multiple sessions in the same day or in a 30-day period ending with the measurement date, playing the same game across multiple platforms, or playing different titles offered by CIE. Thus, users who play multiple titles or multiple platforms may be counted as more than one user within the respective operating metrics.

During the fourth quarter of 2014, CIE’s social and mobile games business had approximately 657 thousand Average Monthly Unique Payers, or 4.0% of Average Monthly Unique Users on the social and mobile platforms, purchase virtual goods, which was an increase of approximately 170 basis points year over year.
Casino Properties and Developments

	Quarter			Year
(In millions)	Three Months Ended December 31, 2014	October 22, 2013 through December 31, 2013	October 1, 2013 through October 21, 2013	Year Ended December 31, 2014	October 22, 2013 through December 31, 2013	January 1, 2013 through October 21, 2013
Net revenues (1)	$370.5	$203.2	$61.3	$1,280.8	$203.2	$835.6
Income/(loss) from operations (1)	(148.5)	25.3	9.2	(74.5)	25.3	113.8
Adjusted EBITDA(1)(2)	59.8	47.0	14.6	254.4	47.0	196.7
________________________________________

(1)
The financial information herein includes the financial results for Bally's Las Vegas, The Cromwell, The LINQ Hotel & Casino and Harrah's New Orleans as if those businesses were combined into the Predecessor Growth Partners and CGP LLC reporting entities for all periods presented.

(2)	See Reconciliation of Net Income/(Loss) from Continuing Operations to Adjusted EBITDA later in this release.

Fourth Quarter 2014 results compared with Fourth Quarter 2013
Casino Properties and Developments net revenues for the fourth quarter of 2014 increased by $106.0 million, or 40.1%, when compared to the same period in 2013, due primarily to the opening of The Cromwell in May 2014 and the opening of Horseshoe Baltimore in August 2014. Loss from operations for the fourth quarter of 2014 was $148.5 million, compared with income from operations of $34.5 million for the same period in 2013. Income impact of increased revenues was more than offset by the combination of an impairment of goodwill for Bally's Las Vegas, increased expenses at The LINQ Hotel & Casino primarily due to its strip-front lease, and increased pre-opening expenses associated with Horseshoe Baltimore. Adjusted EBITDA decreased by $1.8 million, or 2.9%, in the fourth quarter of 2014 as compared with the fourth quarter of 2013 as the income impact of increased revenues was more than offset by the combination of increased expenses at The LINQ Hotel & Casino due to its strip-front lease which began in 2014, management fee expenses incurred after the May 2014 acquisitions and opening of Horseshoe Baltimore in August 2014.
Room revenues for the fourth quarter of 2014 and 2013 were $64.6 million and $60.5 million, respectively. Cash average daily room rates for the fourth quarter of 2014 increased to approximately $114, or by 25.3%, when compared to approximately $91 for the same period in 2013, primarily due to the opening of The Cromwell, the refurbished tower that opened in the fourth quarter of 2013 at Bally's Las Vegas, and refurbished rooms at The LINQ Hotel & Casino. Average daily occupancy was 86.3% for the fourth quarter of 2014 and 85.2% in the fourth quarter of 2013. Revenue per available room ("RevPar") for the fourth quarter of 2014 and 2013 was $99 and $81, respectively. The revenue impact of favorable trends in room metrics was mostly offset by a lower number of rooms available due to room renovations at The LINQ Hotel & Casino.
Food and beverage revenues for the fourth quarter of 2014 and 2013 were $67.8 million and $49.5 million respectively. This increase in food and beverage revenues was driven largely by new offerings that opened in 2014 across the portfolio such as various new venues from the openings of Horseshoe Baltimore and The Cromwell in 2014.

Other revenues for the fourth quarter of 2014 and 2013 were $38.1 million and $26.6 million, respectively. This increase is primarily due to the opening of Drai’s at The Cromwell and enhanced entertainment options at the new Axis Theater at Planet Hollywood.
Year ended December 31, 2014 results compared with December 31, 2013
Casino Properties and Developments net revenues for 2014 increased by $242.0 million, or 23.3%, when compared to the same period in 2013, primarily due to the opening of The Cromwell in May 2014 and the opening of Horseshoe Baltimore in August 2014. Loss from operations was $74.5 million for 2014, as compared to income of $139.1 million in 2013. Income impact of increased revenues was more than offset by the combination of an impairment of goodwill for Bally's Las Vegas, increased expenses at The LINQ Hotel & Casino, primarily due to its strip-front lease, and increased pre-opening expenses associated with Horseshoe Baltimore. Adjusted EBITDA increased by $10.7 million, or 4.4%, for 2014 when compared with 2013 primarily driven by the income impact of increased revenues.
Room revenues for 2014 and 2013 were $258.4 million and $241.0 million, respectively. Cash average daily room rates for 2014 increased to approximately $108, or 25.6%, when compared to approximately $86 for 2013, primarily due to upgraded rooms at Bally's Las Vegas and the introduction of resort fees and upgraded rooms at The LINQ Hotel & Casino. Average daily occupancy was 89.7% for 2014 and 89.5% for 2013. RevPar for 2014 and 2013 was $98 and $82, respectively. The revenue impact of favorable trends in room metrics was mostly offset by a lower number of rooms available due to room renovations at The LINQ Hotel & Casino.
Food and beverage revenues for 2014 and 2013 were $245.5 million and $200.6 million, respectively. This increase in food and beverage revenues was driven largely by new offerings at various new venues from the openings of Horseshoe Baltimore and The Cromwell in 2014.
Other revenues for 2014 and 2013 were $156.6 million and $94.0 million, respectively. This increase is primarily due to the opening of Drai’s at The Cromwell and enhanced entertainment options at the new Axis Theater at Planet Hollywood.
Liquidity and Capital Resources
CGP LLC's primary sources of liquidity include currently available cash and cash equivalents, cash flows generated from its operations and borrowings under the CGPH term loan.
On May 8, 2014, Caesars Growth Properties Holdings, LLC ("CGPH", an indirect, wholly-owned subsidiary of CGP LLC) closed on $1.175 billion of term loans pursuant to a credit agreement. In connection with the "Acquired Properties" acquisitions of Harrah's New Orleans, The LINQ Hotel & Casino, Bally's Las Vegas and The Cromwell, and the contribution of Planet Hollywood to subsidiaries of CGPH, CGPH and Caesars Growth Properties Finance, Inc. issued a second-priority senior secured notes due 2022.
At December 31, 2014, cash and cash equivalents totaled $944.1 million. Third-party debt outstanding at CGP LLC was $2,325.8 million as of December 31, 2014. This amount includes debt of the consolidated subsidiary CGPH of $2,001.4 million. Related party debt outstanding includes Long-term debt payable to related parties of $39.8 million.
About Caesars Acquisition Company
Caesars Acquisition Company was formed to make an equity investment in Caesars Growth Partners, LLC, a joint venture between CACQ and Caesars Entertainment Corporation (NASDAQ: CZR), the world's most diversified casino entertainment provider and the most geographically diverse U.S. casino-entertainment company. CACQ is CGP LLC's managing member and sole holder of all of its outstanding voting units. For more information, please visit www.caesarsacquisitioncompany.com.
About Caesars Growth Partners, LLC
Caesars Growth Partners, LLC is a casino asset and entertainment company focused on acquiring and developing a portfolio of high-growth operating assets and equity and debt investments in the gaming and interactive entertainment industries. Through its two businesses-Interactive Entertainment and Casino Properties and Developments-CGP LLC focuses on acquiring or developing assets with strong value creation potential and leveraging interactive technology with its well-known online and mobile game portfolio and leading brands. Assets include Caesars Interactive Entertainment (with its social and mobile games, the World Series of Poker and regulated online real money gaming businesses), Planet Hollywood, Bally’s Las Vegas, The Cromwell, The LINQ Hotel & Casino, Harrah’s New Orleans and Horseshoe Baltimore. Through its relationship with Caesars Entertainment, CGP LLC has the ability to access Caesars Entertainment’s proven management expertise, brand equity, Total Rewards loyalty program and structural synergies. For more information, please visit www.caesarsacquisitioncompany.com.
Forward Looking Information
This release contains or may contain "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as "may," "will," "project," "might," "expect," "believe,"

"anticipate," "intend," "could," "would," "estimate," "continue," or "pursue," or the negative of these words or other words or expressions of similar meaning that may identify forward-looking statements and are found at various places throughout this release. These forward-looking statements, including, without limitation, those relating to future actions, new projects, strategies, future performance, the outcome of contingencies such as legal proceedings, and future financial results, wherever they occur in this release, are based on our current expectations about future events and are estimates reflecting the best judgment of CAC and CGP LLC's management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements.
Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified, and, consequently, the actual performance of CAC and CGP LLC may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors, as well as other factors described from time to time in CAC's reports filed with the Securities and Exchange Commission (including the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained therein):

•
CAC and CGP LLC's dependence on Caesars Entertainment and its subsidiaries to provide support and services, as well as CGP LLC's dependence on Caesars Entertainment’s senior management’s expertise and its participation in Caesars Entertainment’s Total Rewards loyalty program;

•	the effects of a default by Caesars Entertainment or CEOC on certain debt obligations;

•	Caesars Entertainment's interests may conflict with CAC and CGP LLC’s interests and may possibly keep all potential development opportunities for itself;

•	the adverse effects due to the bankruptcy filing of CEOC and certain of its subsidiaries;

•
the effects if a third-party successfully challenges Caesars Entertainment or its affiliates ownership of, or right to use, the intellectual property owned or used by subsidiaries of Caesars Entertainment, which CIE and CGP LLC license for use in its businesses;

•	CIE's reliance on subsidiaries of Caesars Entertainment to obtain online gaming licenses in certain jurisdictions, such as New Jersey;

•	the difficulty of operating CGP LLC’s business separately from Caesars Entertainment and managing that process effectively could take up a significant amount of management’s time;

•	CGP LLC's business model and short operating history;

•
CGP LLC's ability to realize the anticipated benefits of current or potential future acquisitions, including the transactions associated with the October 21, 2013 joint venture between subsidiaries of Caesars Entertainment and CAC, and the ability to timely and cost-effectively integrate assets, including the properties being acquired in connection with the May 2014 asset purchase transactions, and companies that CGP LLC acquires into its operations;

•
the effect of any lawsuits against CAC, CGP LLC or CGPH related to the October 21, 2013 transactions, the proposed CAC and Caesars Entertainment merger transaction and the May 2014 asset purchase transactions;

•	the merger between CAC and Caesars Entertainment may not be consummated on the terms contemplated or at all;

•	the adverse effects of extensive governmental regulation and taxation policies, which are applicable to CGP LLC, are enforced;

•	the effects of local and national economic, credit and capital market conditions on the economy in general, and on the gaming industry in particular;

•	the sensitivity of CGP LLC's business to reductions in discretionary consumer spending;

•	the rapidly growing and changing industry in which CGP LLC operates, such as CIE's social and mobile games business and internet gaming business;

•	any failure to protect CGP LLC’s trademarks or other intellectual property, such as CIE's ownership of the WSOP trademark;

•	abnormal gaming holds ("gaming hold" is the amount of money that is retained by the casino from wagers by customers);

•	the effects of competition, including locations of competitors and operating and market competition, particularly the intense competition CGP LLC’s casino properties face in their respective markets;

•	the uncertainty surrounding whether CIE’s games, such as Slotomania, will retain their popularity;

•	CIE's reliance on a small portion of its total players for nearly all of its revenue from its social and mobile games;

•	CAC's ability to expand into international markets in light of additional business, regulatory, operational, financial and economic risks associated with such expansion;

•
evolving regulations concerning the social and mobile games industry as well as data privacy, including, but not limited to, the effect of U.S. and foreign laws, some of which are unsettled and still developing;

•	the low barriers to entry and intense competition of the social and mobile games industry could have adverse effect on CIE and CGP LLC;

•	evolving U.S. and foreign laws could subject CIE to claims and prevent CIE from providing its current games to players or to modify its games;

•
the effect on CGP LLC's business strategy if online real money gaming is not legalized in states other than Delaware, Nevada or New Jersey in the United States, is legalized in an unfavorable manner or is banned in the United States;

•
construction factors, including delays, increased costs of labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues; and

•	political and economic uncertainty created by terrorist attacks and other acts of war or hostility.
Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. CAC and CGP LLC disclaim any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated or, if no date is stated, as of the date of this release.

CAESARS ACQUISITION COMPANY
CONDENSED STATEMENTS OF COMPREHENSIVE INCOME
(UNAUDITED)
(In millions, except per share data)

	Three Months Ended December 31, 2014	Three Months Ended December 31, 2013	Year Ended December 31, 2014	February 25, 2013 Through December 31, 2013
Revenues	$—	$—	$—	$—
Operating expenses	9.2	0.4	25.4	0.4
Loss from operations	(9.2)	(0.4)	(25.4)	(0.4)

Income from equity method investment in Caesars Growth Partners, LLC	23.9	7.3	79.4	7.3
Income before provision for income taxes	14.7	6.9	54.0	6.9
Provision for income taxes	(13.5)	(2.4)	(39.4)	(2.4)
Net income	1.2	4.5	14.6	4.5
Other comprehensive income, net of income taxes	—	—	—	—
Comprehensive income	$1.2	$4.5	$14.6	$4.5

Earnings per share
Basic	$0.01	$0.06	$0.11	$0.19
Diluted	$0.01	$0.06	$0.11	$0.19
Weighted average common shares outstanding
Basic	136.3	79.9	135.9	23.5
Diluted	136.7	79.9	136.0	23.5

CAESARS GROWTH PARTNERS, LLC
COMBINED AND CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)
(In millions)

	Year Ended December 31, 2014	Three Months Ended December 31, 2014	October 22, 2013 Through December 31, 2013
Revenues
Interactive Entertainment
Social and mobile games	$549.1	$147.7	$70.4
WSOP and online real money gaming	37.7	8.7	3.6
	586.8	156.4	74.0
Casino Properties and Developments
Casino	799.9	249.1	132.8
Food and beverage	245.5	67.8	37.7
Rooms	258.4	64.6	45.0
Other	156.6	38.1	21.3
Less: casino promotional allowances	(179.6)	(49.1)	(33.6)
	1,280.8	370.5	203.2
Net revenues	1,867.6	526.9	277.2
Operating expenses
Interactive Entertainment - Direct
Platform fees	166.1	44.1	22.3
Casino Properties and Developments - Direct
Casino	448.3	147.3	69.8
Food and beverage	118.0	34.0	15.9
Rooms	72.0	17.2	12.1
Property, general, administrative and other	719.2	214.0	124.1
Write-downs, reserves and project opening costs, net of recoveries	53.1	18.8	3.9
Management fees to related parties	37.0	12.3	2.2
Depreciation and amortization	143.0	44.2	21.1
Impairment of goodwill	147.5	147.5	—
Change in fair value of contingently issuable non-voting membership units	38.7	46.6	138.7
Change in fair value of contingent consideration	32.7	—	2.9
Total operating expenses	1,975.6	726.0	413.0
Loss from operations	(108.0)	(199.1)	(135.8)
Interest expense, net of interest capitalized	(172.9)	(49.1)	(16.3)
Interest income	1.0	—	—
Interest income - related party	119.2	—	35.8
Impairment of investment in notes from related party	(63.5)	—	—
Gain on sale of investment in notes from related party	99.4	—	—
Loss on extinguishment of debt	(23.8)	—	(0.9)
Other expense, net	(0.1)	—	—
Loss from continuing operations before provision for income taxes	(148.7)	(248.2)	(117.2)
Provision for income taxes	(48.9)	(17.0)	(7.1)
Net loss from continuing operations	(197.6)	(265.2)	(124.3)
Discontinued operations
Loss from discontinued operations, including $1.4 million of gain on disposal for the year ended December 31, 2014	(15.7)	—	(0.4)
Benefit from income taxes related to discontinued operations	0.1	—	—
Net loss from discontinued operations	(15.6)	—	(0.4)
Net loss	(213.2)	(265.2)	(124.7)
Net loss attributable to non-controlling interests	33.0	18.5	4.6
Net loss attributable to Caesars Growth Partners, LLC	$(180.2)	$(246.7)	$(120.1)

PREDECESSOR GROWTH PARTNERS
COMBINED CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)
(In millions)

	October 1, 2013 Through October 21, 2013	January 1, 2013 Through October 21, 2013
Revenues
Interactive Entertainment
Social and mobile games	$20.3	$232.3
WSOP and online real money gaming	1.3	10.3
	21.6	242.6
Casino Properties and Developments
Casino	37.5	530.7
Food and beverage	11.8	162.9
Rooms	15.5	196.0
Other	5.3	72.7
Less: casino promotional allowances	(8.8)	(126.7)
	61.3	835.6
Net revenues	82.9	1,078.2

Operating expenses
Interactive Entertainment - Direct
Platform fees	6.1	72.5
Casino Properties and Developments - Direct
Casino	19.4	271.2
Food and beverage	5.7	73.8
Rooms	4.5	54.8
Property, general, administrative and other	26.3	333.1
Write-downs, reserves and project opening costs, net of recoveries	(0.2)	15.6
Management fees to related parties	1.0	14.2
Depreciation and amortization	6.7	80.5
Change in fair value of contingent consideration	1.1	50.0
Total operating expenses	70.6	965.7
Income from operations	12.3	112.5
Interest expense, net of interest capitalized	(4.8)	(61.0)
Interest income - related party	10.5	138.5
Loss on extinguishment of debt	(0.2)	(0.7)
Other (expenses)/income, net	(0.1)	0.5
Income from operations before provision for income taxes	17.7	189.8
Provision for income taxes	(12.1)	(68.0)
Net income	5.6	121.8
Net loss attributable to non-controlling interests	0.2	5.1
Net income attributable to Predecessor Growth Partners	$5.8	$126.9

CAESARS GROWTH PARTNERS, LLC AND PREDECESSOR GROWTH PARTNERS
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET INCOME (LOSS) FROM CONTINUING OPERATIONS TO ADJUSTED EBITDA
(UNAUDITED)

Adjusted Earnings before Interest income/expense, Income Taxes, Depreciation and Amortization ("EBITDA") is a non-GAAP financial measure that is included because management believes that Adjusted EBITDA provides investors with additional information that allows a better understanding of the results of operational activities separate from the financial impact of capital decisions made for the long-term benefit of CGP LLC and Predecessor Growth Partners. Because not all companies use identical calculations, the presentation of CGP LLC's and Predecessor Growth Partners' EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

	For the Quarter Ended December 31, 2014
(In millions)	Interactive Entertainment	Casino Properties and Developments	Other	Total
Net loss from continuing operations	$(18.7)	$(196.4)	$(50.1)	$(265.2)
Provision for income taxes	17.0	—	—	17.0
Loss from continuing operations before income taxes	(1.7)	(196.4)	(50.1)	(248.2)
Interest expense, net of interest capitalized	2.0	47.9	(0.8)	49.1
Depreciation and amortization	7.6	36.6	—	44.2
EBITDA	7.9	(111.9)	(50.9)	(154.9)
Write-downs, reserves and project opening costs, net of recoveries (a)	—	18.8	—	18.8
Change in fair value of contingently issuable non-voting membership units (b)	—	—	46.6	46.6
Impairment of goodwill	—	147.5	—	147.5
Acquisition and integration costs (d)	1.1	4.8	—	5.9
Stock-based compensation (e)	38.3	0.7	—	39.0
Other (f)	0.6	(0.1)	—	0.5
Adjusted EBITDA	$47.9	$59.8	$(4.3)	$103.4

	For the Period From October 22 Through December 31, 2013
(In millions)	Interactive Entertainment	Casino Properties and Developments	Other	Total
Net income/(loss) from continuing operations	$(8.8)	$4.1	$(119.6)	$(124.3)
Provision for income taxes	2.6	4.5	—	7.1
Income/(loss) from continuing operations before income taxes	(6.2)	8.6	(119.6)	(117.2)
Interest expense, net of interest capitalized	0.5	15.8	—	16.3
Interest income, including related party	—	—	(35.8)	(35.8)
Depreciation and amortization	3.6	17.5	—	21.1
EBITDA	(2.1)	41.9	(155.4)	(115.6)
Loss on extinguishment of debt	—	0.9	—	0.9
Write-downs, reserves and project opening costs, net of recoveries (a)	—	3.9	—	3.9
Change in fair value of contingently issuable non-voting membership units (b)	—	—	138.7	138.7
Change in fair value of contingent consideration (c)	2.9	—	—	2.9
Acquisition and integration costs (d)	0.1	—	14.6	14.7
Stock-based compensation (e)	17.8	0.2	—	18.0
Other (f)	0.4	0.1	—	0.5
Adjusted EBITDA	$19.1	$47.0	$(2.1)	$64.0

	For the Period From October 1 Through October 21, 2013
(In millions)	Interactive Entertainment	Casino Properties and Developments	Other	Total
Net income/(loss)	$(1.7)	$0.5	$6.8	$5.6
Provision for income taxes	4.5	3.9	3.7	12.1
Income before income taxes	2.8	4.4	10.5	17.7
Interest expense, net of interest capitalized	0.3	4.5	—	4.8
Interest income, including related party	—	—	(10.5)	(10.5)
Depreciation and amortization	1.1	5.6	—	6.7
EBITDA	4.2	14.5	—	18.7
Other expense, net	—	0.1	—	0.1
Loss on extinguishment of debt	—	0.2	—	0.2
Write-downs, reserves and project opening costs, net of recoveries (a)	—	(0.2)	—	(0.2)
Change in fair value of contingent consideration (c)	1.1	—	—	1.1
Stock-based compensation (e)	1.0	—	—	1.0
Other (f)	0.2	—	—	0.2
Adjusted EBITDA	$6.5	$14.6	$—	$21.1

	For the Year Ended December 31, 2014
(In millions)	Interactive Entertainment	Casino Properties and Developments	Other	Total
Net income/(loss) from continuing operations	$(20.9)	$(280.4)	$103.7	$(197.6)
Provision for income taxes	36.3	12.6	—	48.9
Income/(loss) from continuing operations before income taxes	15.4	(267.8)	103.7	(148.7)
Interest expense, net of interest capitalized	5.8	169.5	(2.4)	172.9
Interest income, including related party	—	—	(120.2)	(120.2)
Depreciation and amortization	28.5	114.5	—	143.0
EBITDA	49.7	16.2	(18.9)	47.0
Other expense, net	0.1	—	—	0.1
Loss on extinguishment of debt	—	23.8	—	23.8
Write-downs, reserves and project opening costs, net of recoveries (a)	2.5	50.6	—	53.1
Change in fair value of contingently issuable non-voting membership units (b)	—	—	38.7	38.7
Change in fair value of contingent consideration (c)	32.7	—	—	32.7
Impairment of goodwill	—	147.5	—	147.5
Acquisition and integration costs (d)	2.0	14.5	0.9	17.4
Gain on sale of investment in notes from related party	—	—	(99.4)	(99.4)
Impairment on investment in notes from related party	—	—	63.5	63.5
Stock-based compensation (e)	86.7	1.3	—	88.0
Other (f)	3.3	0.5	—	3.8
Adjusted EBITDA	$177.0	$254.4	$(15.2)	$416.2

	For the Period From October 22 Through December 31, 2013
(In millions)	Interactive Entertainment	Casino Properties and Developments	Other	Total
Net income/(loss) from continuing operations	$(8.8)	$4.1	$(119.6)	$(124.3)
Provision for income taxes	2.6	4.5	—	7.1
Income/(loss) from continuing operations before income taxes	(6.2)	8.6	(119.6)	(117.2)
Interest expense, net of interest capitalized	0.5	15.8	—	16.3
Interest income, including related party	—	—	(35.8)	(35.8)
Depreciation and amortization	3.6	17.5	—	21.1
EBITDA	(2.1)	41.9	(155.4)	(115.6)
Loss on extinguishment of debt	—	0.9	—	0.9
Write-downs, reserves and project opening costs, net of recoveries (a)	—	3.9	—	3.9
Change in fair value of contingently issuable non-voting membership units (b)	—	—	138.7	138.7
Change in fair value of contingent consideration (c)	2.9	—	—	2.9
Acquisition and integration costs (d)	0.1	—	14.6	14.7
Stock-based compensation (e)	17.8	0.2	—	18.0
Other (f)	0.4	0.1	—	0.5
Adjusted EBITDA	$19.1	$47.0	$(2.1)	$64.0

	For the Period From January 1 Through October 21, 2013
(In millions)	Interactive Entertainment	Casino Properties and Developments	Other	Total
Net income/(loss)	$(0.4)	$32.2	$90.0	$121.8
Provision for income taxes	(3.0)	22.5	48.5	68.0
Income/(loss) before income taxes	(3.4)	54.7	138.5	189.8
Interest expense, net of interest capitalized	2.2	58.8	—	61.0
Interest income, including related party	—	—	(138.5)	(138.5)
Depreciation and amortization	13.7	66.8	—	80.5
EBITDA	12.5	180.3	—	192.8
Other expense, net	(0.1)	(0.4)	—	(0.5)
Loss on extinguishment of debt	—	0.7	—	0.7
Write-downs, reserves and project opening costs, net of recoveries (a)	—	15.6	—	15.6
Change in fair value of contingent consideration (c)	50.0	—	—	50.0
Acquisition and integration costs (d)	0.5	—	—	0.5
Stock-based compensation (e)	13.2	0.3	—	13.5
Other (f)	2.3	0.2	—	2.5
Adjusted EBITDA	$78.4	$196.7	$—	$275.1
_________________________

(a)	Amounts primarily represent development costs related to the construction of Horseshoe Baltimore, The Cromwell and The LINQ Hotel & Casino.

(b)
Amounts represent the change in fair value of contingently issuable membership units associated with the CIE earn-out calculation related to the transactions establishing CGP LLC. The total liability represents the estimated fair value of CGP LLC non-voting membership units to be issued to a subsidiary of Caesars Entertainment.

(c)	Amount represents the change in fair value of contingent consideration for CIE acquisitions.

(d)
For 2014, amounts primarily include costs incurred in connection with the May 2014 acquisitions of Bally’s Las Vegas, The Cromwell, The LINQ Hotel & Casino and Harrah’s New Orleans. For 2013, amounts primarily include transaction costs related to the October 2013 formation transaction.

(e)	Amounts represent non-cash stock-based compensation expense related to stock options, restricted shares and restricted stock units.

(f)	Amounts represent other add-backs and deductions to arrive at Adjusted EBITDA but not separately identified, such as lobbying expenses.